                                                                     EXHIBIT (J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 21, 2005 relating to the financial statements and financial highlights appearing in the November 30, 2004 Annual Report to Shareholders of each of the funds comprising Lebenthal Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Counsel and Registered Independent Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2005